Exhibit 4.16
Testing Service Agreement
Part A: Securities Association of China (“Client”)
Address: 2nd Floor, B Tower, KaiFu plaza, 19 Jinrong Street, Xicheng District, Beijing
Part B: ATA Testing Authority (Beijing) Limited (“ATA”)
Address: 8th Floor, East Tower, 6 Gongyuan West Street, Jian Guo Men Nei, Beijing
Whereas:
     Client is the holder of Securities Occupation Qualification Test, Securities grantee representative ability Test and related Test (hereunder referred as “Test of Client” ).
     ATA is special supplier of testing technical services, holding the world’s leading DST simulation technology, advanced e-testing Examination system and perfect test resolving scheme.
     ATA willing to provide construction services of testing platform and testing performance system of client and client willing to appoint ATA to provide testing services based on the e-testing Examination system and the test resolving scheme of ATA.
Therefore, both parties agree with the terms listed below through friendly negotiation:
1. Rights and Obligations of client
     1.1 In charge of the organization and harmonization work to proceed the cooperation
     1.2 To propagate and extent the test
     1.3 Supervise the test execution process
     1.4 Making the standards and regulations of the test, and setting up Examination content
     1.5 Put forward technology requirement on each link of the test
     1.6 Supervise the progress of the project and quality of performance at any time
     1.7 Post candidate result and related information
     1.8 Promise to respect the property right of ATA
     1.9 Pay the testing service fee to ATA
2. Rights and Obligations of ATA
     2.1 Provide testing services based on the leading e-testing Examination system, which include but not limited to:
     2.1.1 Communicate and coordinate the test center and test hall and performance the test process with thorough and security
     2.1.2 Provide technical upkeep and support of each test link
     2.1.3 Training the manager of the test centers
     21.4 provide and feedback the information of the test of each district on time
     2.1.5 Coordinate the proceeding providing and saving of the candidate result and related information
     2.2. Promise the accurate and security of the test system to ensure the performance of the test
     2.3. Ensure the secret of the test term, information of candidate and related information

     2.4. Promise to respect the property right of client
     2.5. Undertake the responsibility raised from third party infringement
     2.6. Get testing service fee from client
3. Term and Termination
     3.1 This agreement will come into force upon sign and seal of both parties, with the later signing date be the effective date.
     3.2 This agreement will be valid for a period of 5 years commenced from the effective date. Unless terminated by either party by the termination notice issued 3 month before the expiration date, this agreement will be renewed for the same additional period.
4. This agreement (shortly called “Master agreement”) stipulates the basic right and obligation of both parties, and the concrete terms related to the test of client should be listed in the dependent agreement. In the case any conflict raised between the Master agreement and the dependent agreement, as the case may be, the latter will survival.
5. This agreement should be signed and sealed by both parties with 2 original, respectively hold by each party.
Client: Securities Association of China
Authorized signature:  Lixin Feng
Sign:  /s/ Lixin Feng
Date: Sep 27, 2006
ATA: ATA Testing Authority (Beijing) Limited
Authorized signature:  Kevin Xiaofeng Ma
Sign:  /s/ Kevin Xiaofeng Ma
Date: Sep 27, 2006